Exhibit 99.1

Onconetix Announces Reverse Stock Split

CINCINNATI, Ohio, Oct. 26, 2026 (GLOBE NEWSWIRE) -- Onconetix, Inc. (Nasdaq: ONCO) (the “Company”), today announced that its Board of Directors has approved a one-for-ten (1-for-10) reverse stock split of the Company’s outstanding common stock. The reverse split is expected to become effective at 12:01 a.m. Eastern Time on November 6, 2026. The Company’s common stock has been assigned a new CUSIP number, 68237Q500, in connection with the reverse stock split.

Following the reverse split, every ten (10) shares of Onconetix common stock will be automatically exchanged into one share of common stock. The Company’s common stock will continue to trade on Nasdaq under the symbol “ONCO”.

The reverse split will reduce the number of outstanding shares of common stock from approximately 5,886,774 shares outstanding as of October 21, 2026 to approximately 588,677 shares, before giving effect to adjustments resulting from the treatment of fractional shares. The reverse stock split will not change the number of authorized shares of common stock, which will remain at 250,000,000 shares, or the par value of the Company’s common stock, which will remain at $0.00001 per share. No fractional shares will be issued in connection with the reverse split. Stockholders who would otherwise be entitled to receive fractional shares will instead receive cash payments in lieu of such fractional shares.

The reverse stock split will be effected simultaneously for all outstanding shares of the Company’s common stock and will affect all of the Company’s stockholders uniformly. The reverse stock split will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that a stockholder would otherwise be entitled to receive a fractional share for which cash will be paid in lieu thereof. The reverse stock split will not affect the par value of the Company’s common stock and will also not affect the number of authorized shares or par value of our preferred stock. The rights and privileges of the holders of the common stock will be unaffected by the reverse stock split. Proportionate adjustments will be made, as applicable and in accordance with their respective terms, to the exercise or conversion prices and the number of shares issuable under the Company’s outstanding options, warrants, convertible securities and equity incentive plans.

About Onconetix, Inc.

Onconetix, Inc. (Nasdaq: ONCO) is a commercial-stage biotechnology company focused on the research, development, and commercialization of innovative oncology solutions. Onconetix owns Proclarix®, an in vitro diagnostic test for prostate cancer originally developed by Proteomedix and approved for sale in the European Union under the IVDR, which it anticipates will be marketed in the U.S. as a lab developed test through its license agreement with Labcorp. For more information, visit www.onconetix.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Onconetix’s current expectations and actual results could differ materially. Investors should read the risk factors set forth in Onconetix’s Annual Report on Form 10-K filed with the SEC on March 13, 2026, and periodic reports filed with the SEC on or after the date thereof. All forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof. Onconetix does not undertake an obligation to update or revise any forward-looking statement except as required by applicable law.

Investor and Media Contact:

Onconetix, Inc.

201 E. Fifth Street, Suite 1900

Cincinnati, OH 45202

Phone: (513) 620-4101

Email: investors@onconetix.com